                                                                   EXHIBIT 99.1

PINNACLE AIRLINES RELEASES JUNE TRAFFIC

Memphis, Tenn. (July 12, 2004) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger traffic levels for June 2004 today. In June, Pinnacle operated
345.5 million Available Seat Miles (ASM's), an increase of 53.0% over June 2003 levels. Revenue Passenger Miles (RPM's) grew 62.3% to 270.1 million. Pinnacle transported 596,214 Customers, up 43.8%.

The airline accepted delivery of five new Canadair Regional Jets during the calendar month of June, 2004 bringing the number of new jet deliveries between January 1, 2004 and June 30, 2004 to 25. On June 30, 2004 Pinnace had a total fleet of 101 CRJs.

                                         JUNE 2004 TRAFFIC
                                      2004                2003             CHANGE
         ASMs (000)                345,526             225,769              53.0%
         RPMs (000)                270,065             166,403              62.3%
         Load Factor                  78.2%               73.7%              4.5
         Passengers                596,214             414,541              43.8%


                                        YEAR -TO-DATE TRAFFIC
                                      2004                2003             CHANGE
         ASMs (000)              1,807,647           1,148,056              57.5%
         RPMs (000)              1,239,077             733,168              69.0%
         Load Factor                  68.5%               63.9%              4.6
         Passengers              2,847,207           1,960,446              45.2%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,500 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

                                      # # #